Exhibit 5.1

The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Telephone (713) 524-4110
Facsimile (713) 524-4122

September 6, 2013

Board of Directors
Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, Texas 77027

Re:           Lucas Energy, Inc. Prospectus Supplement to Registration Statement on Form S-3

We have acted as counsel for Lucas Energy, Inc., a Nevada corporation (the "Company"), in connection with: (i) the registration statement on Form S-3 (Registration No. 333-188663) (such registration statement, including the documents incorporated by reference therein, the "Registration Statement") of the Company, filed with the Securities and Exchange Commission (the "Commission") on May 16, 2013 and declared effective on May 24, 2013; (ii) the Prospectus Supplement, dated September 6, 2013 (the "Prospectus Supplement"), of the Company, filed with the Commission relating to the issuance and sale by the Company of 2,950,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”); and (iii) the current report on Form 8-K dated September 4, 2013 (as amended form time to time, the "Form 8-K"), pertaining to the offering of the Shares, which will include this opinion letter as an exhibit and result in it being filed by the Company with the Commission as Exhibit 5.1 to the Registration Statement by incorporation by reference. The Shares are being sold pursuant to a Placement Agency Agreement dated August 30, 2013 between the Company and Euro Pacific Capital, Inc. as placement agent and a Securities Purchase Agreement dated September 3, 2013, between the Company and the various purchasers of the Shares, each as filed as Exhibits to the Form 8-K, and incorporated by reference into the Registration Statement and the Prospectus Supplement.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement, or the Prospectus Supplement.

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. In addition, we have been furnished with and have examined originals or copies of the Registration Statement, the prospectus contained therein, the Prospectus Supplement, the Company's charter documents, the corporate proceedings taken by the Company with respect to the filing of the Registration Statement and Prospectus Supplement and the issuance of the Shares, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have considered necessary to provide a basis for the opinions hereinafter expressed, including, without limitation (a) the Articles of Incorporation of the Company, as amended to date, (b) the Bylaws of the Company, as amended to date, (c) certain resolutions adopted by the Board of Directors of the Company, (d) the Placement Agency Agreement, and (e) the Securities Purchase Agreement. In such examination, we have assumed that the documents and instruments submitted to us have not been amended or modified since the date submitted and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Lucas Energy, Inc.
September 6, 2013

As to facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and have not independently checked or verified the accuracy of such statements and representations. The opinions contained in this letter are expressed as of the date hereof, and we do not have, nor do we assume, any obligation to advise of any changes in any facts or applicable laws after the date hereof that may affect the opinions we express herein.

Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that all governing documents under which the Shares are to be issued will have been duly authorized, executed and delivered by all parties thereto, and the signatures on documents examined by us are genuine.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the due authorization, execution and delivery of all documents by parties other than the Company; (vii) the obligations of parties other than the Company to the Placement Agency Agreement and Securities Purchase Agreement being valid, binding and enforceable; and (viii) the legal capacity of all natural persons.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments (including post-effective amendments) thereto, has or will have become effective (and will remain effective at the time of issuance of any Shares thereunder); (ii) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement and Prospectus Supplement and will receive the full amount of the consideration for which the Board of Directors (or any duly authorized pricing committee or designee thereof) authorized the issuance of the Shares; (iii) the resolutions authorizing the Company to issue, offer and sell the Shares have been duly adopted by the Board of Directors of the Company and will be in full force and effect at all times at which the Shares are offered, issued and sold by the Company; (iv) the Company will issue a share certificate or certificates to each purchaser of the Shares certifying the number of Shares held by such purchaser, or such Shares will be registered by book entry registration in the name of such purchaser, if uncertificated; and (v) all the Shares will be issued in compliance with applicable federal and state securities laws.  We express no opinion as to the enforceability of the Placement Agency Agreement or Securities Purchase Agreement.

We have also assumed that (i) shares of common stock of the Company will remain authorized and available for issuance of the Shares; (ii) none of the Company's charter documents, or the corporate proceedings taken by the Company with respect to the filing of the Registration Statement and Prospectus Supplement and the issuance of the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares and no Shares will be issued or other action taken in contravention of any applicable limit established pursuant to such resolutions from time to time; (iii) the Company will continue to be validly existing and in good standing under the laws of the State of Nevada with the requisite corporate power and authority to issue and sell all such Shares at such time and will have received any required approval of any governmental authority or agency in connection therewith; (iv) until such time, if ever, as the Company has $75 million or more in aggregate market value of voting and nonvoting common equity held by non-affiliates of the Company as of a date within 60 days prior to the date of the sale of the Shares, sales of the Shares of the Company under the Registration Statement shall be subject to limitation pursuant to General Instruction I.B.6. to Form S-3; (v) the Company will be restricted from issuing 20% or more of its outstanding common stock at below market prices by Section 713 of the Company Guide of the NYSE MKT LLC (formerly known as the NYSE AMEX) unless it qualifies for an exemption from Section 713 or it obtains shareholder approval to issue more shares; and (vi) the terms of the Placement Agency Agreement and Securities Purchase Agreement will not violate, conflict with or constitute a default under (a) any agreement or instrument to which the Company or its properties are subject, (b) any law, rule or regulation to which the Company or its properties are subject, (c) any judicial or regulatory order or decree

Lucas Energy, Inc.
September 6, 2013

of any governmental authority, or (d) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

We have obtained from officers of the Company a certificate as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that: (i) when the Shares are offered, sold, paid for and issued in the manner and for the consideration contemplated by the Placement Agency Agreement and Securities Purchase Agreement, the Base Prospectus and the Prospectus Supplement, the Shares will be valid and binding obligations of the Company; and (ii) the Shares have been duly authorized and, upon issuance, delivery, and payment therefor in the manner and for the consideration contemplated by the Placement Agency Agreement and Securities Purchase Agreement, the Base Prospectus and the Prospectus Supplement, will be validly issued, fully paid, and non-assessable.  This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Prospectus Supplement.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Our opinions are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors' rights generally, by any covenants of good faith or fair dealing that may be implied, and by general principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company's Form 8-K and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC